Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Meta Financial Group, Inc.
Storm Lake, Iowa

We consent to the incorporation by reference in the Meta Financial Group, Inc. Registration Statements on Form S-8 of Meta Financial Group, Inc., pertaining to the Meta Financial Group, Inc. 1995 Stock Option and Incentive Plan and the Meta Financial Group, Inc. 2002 Omnibus Incentive Plan, of our report dated January 7, 2008, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Meta Financial Group, Inc. and subsidiaries for the year ended September 30, 2007.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Des Moines, Iowa
January 10, 2008